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                                                                    EXHIBIT 99.2


                               [SYSCO LETTERHEAD]


FOR IMMEDIATE RELEASE
                                          FOR MORE INFORMATION
                                          CONTACT:  Toni R. Spigelmyer
                                                    Assistant Vice President,
                                                    Investor and Media Relations
                                                    (281) 584-1458


             SYSCO TO ACQUIRE $750 MILLION FRESHPOINT HOLDINGS, INC.
            TO ENHANCE ITS CURRENT $1 BILLION IN FRESH PRODUCE SALES


     HOUSTON, JANUARY 7, 2000 -- SYSCO Corporation (NYSE: SYY), the leading foodservice marketer and distributor in North America, announced today that it has signed a letter of intent to acquire FreshPoint Holdings, Inc., one of the largest foodservice and wholesale produce distribution companies in North America. Headquartered in Dallas, Texas, the company initially began operations in 1996 following a management buyout of substantially all the North American produce distribution businesses of Albert Fisher, a conglomerate of food distribution companies based in England. Current annualized sales of FreshPoint Holdings, Inc. are approximately $750 million, approaching the $1.0 billion in produce sales generated by SYSCO during fiscal year 1999. Terms of the transaction were not disclosed.
     Albert Fisher began developing a North American presence in 1984 by acquiring the recognized premier produce distributors in certain established markets and retaining management who continue to operate the family-owned businesses they founded decades earlier. The company has continued to build its reputation through acquisitions and internal growth, creating a network of 28 facilities located in Washington, D.C., Georgia, Florida, Texas, Nevada, Colorado and California, as well as the Canadian provinces of British Columbia and Alberta.
     FreshPoint currently distributes a product mix of 60 percent fresh vegetables, 25 percent fresh fruit and 15 percent other produce and refrigerated products. Its customer base of more than 20,000 includes foodservice establishments such as restaurants, hotels, cruise ships, government facilities and other institutional customers, wholesale locations such as grocery stores, and


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other produce and broadline distributors. The company maintains approximately
1.4 million square feet of warehouse storage and delivers products through a fleet of more than 750 temperature-controlled vehicles.
     Discussing the acquisition, Charles H. Cotros, SYSCO's president and chief executive officer, said, "Industry sources report that produce sales within the United States have grown about 5.5 percent annually over the past five years and they project additional growth in the four to five percent range during the next five to 10 years. FreshPoint is a premier produce distributor with outstanding purchasing capabilities that will enhance SYSCO's goal of continuing to be the leading produce distributor in its markets. By combining SYSCO's purchasing with theirs, we will be able to assure that the highest quality fresh produce will be available to our customers from sources throughout the world."
     Bill M. Lindig, SYSCO's chairman of the board, said management was surprised by how little customer duplication exists between the two companies. "We've often said this great North American foodservice distribution market of $165 billion in calendar 1998 had plenty of opportunity for growth and SYSCO holds only about a 10 percent market share. With our current produce sales at about 6 percent of total sales, this acquisition will give us the ability to grow by providing just-in-time and more frequent produce deliveries to customers that require these superior service levels. Additionally, FreshPoints' minimal overlap of customers will open windows of opportunity for their customers to access SYSCO's broad array of other products."
     Mitt Parker, FreshPoint's president and chief executive officer, said "We are pleased to become part of the SYSCO family by aligning ourselves with the premier foodservice distributor in the industry. This solidifies a long-term future for our employees and also offers national coverage for multi-unit chain customers. This will also give us the financial strength to continue our expansion as the leader in fresh produce distribution."
     FreshPoint Holdings, Inc. will become a subsidiary of SYSCO. The FreshPoint organization is entrepreneurial in nature, similar to SYSCO's structure, and SYSCO plans to continue operating it separately, retaining key management individuals who will continue to be responsible for day-to-day operations of the organization. Both Mr. Parker and Brian Sturgeon, FreshPoint's chief operating officer, will continue in their current positions.


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     SYSCO, listed on the New York Stock Exchange, is the largest foodservice marketing and distribution organization in North America. Generating annualized sales in excess of $18.5 billion, SYSCO provides its products and services to about 325,000 customers. The SYSCO distribution network currently extends throughout the entire contiguous United States as well as portions of Alaska and Canada.


Safe Harbor statement under the Private Securities Litigation Reform Act of
1995:

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding annualized sales, growth of the produce industry and growth of the foodservice distribution industry. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. Closing of the transaction is subject to conditions including completion of due diligence, negotiation and execution of definitive agreements, and final board approval of both companies. Those risks and uncertainties that could impact these statements include the risk and uncertainty relating to sensitivity to conditions in the economy and the foodservice distribution industry, SYSCO's leverage and debt risks, the risk of interruption of supplies due to lack of long-term contracts, work stoppages or otherwise, the successful integration of acquisitions as explained in the "Integration of Acquired Companies" section of the Risk Factors in SYSCO's Form 10-K for the fiscal year ended July 3, 1999, and other risk factors detailed in SYSCO's Form 10-K for the fiscal year ended July 3, 1999 filed with the Securities and Exchange Commission.


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